UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report
September 23, 2008
(Date of earliest event reported)

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12164	63-0970812
(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801
(Address, including Zip Code, of Principal Executive Offices)

(256) 353-1310
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with Garry K. Johnson

On September 23, 2008, Wolverine Tube, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Garry K. Johnson, Senior Vice President of Sales and Customer Relations, regarding an addition to Appendix B of the 2002 Change in Control, Severance and Non-Competition Agreement, dated July 12, 2002, between Mr. Johnson and the Company (the “Change-in-Control Agreement”) and certain incentives to be provided to Mr. Johnson in exchange for his commitment to remain employed by the Company in his current capacity. The contents of the Letter Agreement are summarized as follows:

Change-in-Control Payment. The Company agreed on March 11, 2007 to pay Mr. Johnson a lump sum payment of $125,000 in exchange for Mr. Johnson’s agreement to waive any right to receive certain change in control benefits (the “Change-in-Control Benefits”) under the Change-in-Control Agreement. In the Letter Agreement, the Company extended the date by which Mr. Johnson may exercise his rights to the Change-in-Control Benefits until February 16, 2010. Mr. Johnson remains obligated to return the $125,000 payment, together with six percent (6%) interest per annnum, if he terminates his employment and seeks the Change-in-Control Benefits, or otherwise exercises his rights under the Change-in-Control Agreement, prior to February 16, 2009.

Appendix B of the Change-in-Control Agreement. Mr. Johnson agreed that “Golden Dragon Precise Copper Tube Group” would be added to Appendix B of the Change-in-Control Agreement.

Salary Increase. The Company agreed to increase Mr. Johnson’s annual base salary to $232,000, effective September 8, 2008, as a further incentive for his continued employment.

The foregoing summary is qualified in its entirety by the full text of the Letter Agreement attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.  Description

10.1   Letter Agreement between Wolverine Tube Inc. and Garry K. Johnson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WOLVERINE TUBE, INC.
September 29, 2008	/s/ David A. Owen

By: David A. Owen Its: Senior Vice President, Chief Financial Officer and Secretary